Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Protagonist Therapeutics, Inc. of our report dated May 3, 2016, except for the effects of additional disclosures relating to the Company’s liquidity position described in Note 1 as to which the date is July 11, 2016 and with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in the second to the last paragraph of Note 16 as to which the date is August 1, 2016, relating to the consolidated financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.”

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 1, 2016